The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
Citigroup Inc.	SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2015	September----, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0682 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due October----, 2016

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the worst performing of the S&P 500® Index and the Russell 2000® Index from its initial index level to its final index level.

▪	The securities offer the potential for a positive return at maturity so long as the final index level of the worst performing index remains within a limited range around its initial index level. However, if the worst performing index either appreciates or depreciates outside of that limited range, you will incur a potentially substantial loss on your investment.

o	Appreciation scenario. If the final index level of the worst performing index is greater than or equal to its initial index level but less than its upside barrier level (which is specified below), you will receive a fixed positive return at maturity equal to the contingent fixed return percentage specified below. However, if the final index level of the worst performing index is greater than its upside barrier level, you will not receive a positive return at maturity but instead will incur a substantial loss on your investment in the securities equal to the fixed upside loss amount specified below.

o	Depreciation scenario. If the final index level of the worst performing index is less than its initial index level, but not by more than the buffer amount specified below, you will receive a positive return on your securities equal to the contingent fixed return percentage minus the product of the depreciation of the worst performing index and the downside multiplier specified below. Accordingly, the more the worst performing index has depreciated, the lower the return you would receive. If the final index level of the worst performing index is less than its initial index level by an amount that is greater than the buffer amount, you will incur a loss on your investment in the securities and will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount.

▪	The securities are a highly risky investment and are not suitable for many investors. The securities may be suitable only for sophisticated investors who understand and can bear the risk that they may incur a substantial loss on the securities at maturity regardless of whether the worst performing index appreciates or depreciates.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying indices:	The S&P 500® Index (ticker symbol: “SPX”) and the Russell 2000® Index (ticker symbol: “RTY”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	September , 2015 (expected to be September 15, 2015)
Issue date:	September , 2015 (three business days after the pricing date)
Valuation date:	September , 2016 (expected to be September 29, 2016), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to either underlying index
Maturity date:	October , 2016 (expected to be October 4, 2016)
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive an amount in U.S. dollars determined as follows:

▪     If the final index level of the worst performing index is greater than or equal to its upside barrier level:
$1,000 – the fixed upside loss amount

▪     If the final index level of the worst performing index is greater than or equal to its initial index level but less than its upside barrier level:
$1,000 + the contingent fixed return amount

▪     If the final index level of the worst performing index is less than its initial index level by an amount less than or equal to the buffer amount:
$1,000 + [$1,000 × (the index performance of the worst performing index × the downside multiplier)] + the contingent fixed return amount

▪     If the final index level of the worst performing index is less than its initial index level by an amount greater than the buffer amount:
$1,000 + [$1,000 × (the index performance of the worst performing index + 20%)]

If the final index level of the worst performing index appreciates and is greater than or equal to its upside barrier level, you will incur a substantial loss on your investment in the securities equal to the fixed upside loss amount. Alternatively, if the worst performing index depreciates by more than the buffer amount, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer amount.

Initial index level:	• S&P 500® Index: (its closing level on the pricing date) • Russell 2000® Index: (its closing level on the pricing date)
Upside barrier level:

•     S&P 500® Index:       , 110% to 130% (to be determined on the pricing date) of its initial index level

•     Russell 2000® Index:       , 110% to 130% (to be determined on the pricing date) of its initial index level

Final index level:	For each underlying index, its closing level on the valuation date
Worst performing index:	The underlying index with the lowest index performance
Fixed upside loss amount:	$642.50 to $652.50 per security (equal to a fixed upside loss percentage of 64.25% to 65.25%), to be determined on the pricing date.
Contingent fixed return amount:	$160.00 to $170.00 per security (equal to a contingent fixed return percentage of 16.00% to 17.00%), to be determined on the pricing date. You will receive the contingent fixed return amount only if the final index level of the worst performing index is greater than or equal to its initial index level but less than its upside barrier level.
Index performance:	For each underlying index, its final index level minus its initial index level, divided by its initial index level
Downside multiplier:	0.8000 to 0.8500, to be determined on the pricing date. The downside multiplier will be set so that the payment at maturity would equal $1,000 if the final index level of the worst performing index were less than its initial index level by an amount equal to the buffer amount.
Buffer amount:	20.00%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17298C2J6 / US17298C2J62
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$6.00	$994.00
Total:	$	$	$

(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be at least $950.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. EA-02-03 dated November 13, 2013        Underlying Supplement No. 3 dated November 13, 2013

Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level of the worst performing index. Your return on the securities will depend solely on the performance of the worst performing index. You will not benefit in any way from the performance of the better performing index. The diagram and examples below are based on a hypothetical contingent fixed return amount of $160.00 per security (which is equivalent to a hypothetical contingent fixed return percentage of 16.00%), a hypothetical fixed upside loss amount of $652.50 per security (which is equivalent to a hypothetical fixed upside loss percentage of 65.25%), a hypothetical upside barrier level of 110% of the initial index level and a hypothetical downside multiplier of 0.8000.

Investors in the securities will not receive any dividends on the stocks that constitute either underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying indices, and your return on the securities may be significantly less than the return you could have achieved by investing directly in one or both of the underlying indices” below.

Market-Linked Securities Payment at Maturity Diagram

September 2015	PS-2

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

Your actual payment at maturity per security will depend on the actual contingent fixed return amount, the actual fixed upside loss amount, the actual upside barrier level and the actual downside multiplier, each of which will be determined on the pricing date, as well as the final index level of the worst performing index. The examples below illustrate how your payment at maturity will depend on the final index level of the worst performing index. The examples are based on the hypothetical initial index levels and final index levels specified below.

Example 1—Worst Performing Index Appreciates To Or Beyond Upside Barrier Level

Underlying Index	Hypothetical Initial Index Level	Hypothetical Upside Barrier Level	Hypothetical Final Index Level	Hypothetical Index Performance
S&P 500® Index	2,000.00	2,200.00	3,000.00	50%
Russell 2000® Index*	1,100.00	1,210.00	1,210.00	10%

* Worst performing index in this example

In this example, the final index level of the worst performing index is equal to its upside barrier level. As a result, you would incur a loss on your investment in the securities equal to the fixed upside loss percentage. Your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 - the fixed upside loss amount

= $1,000 - $652.50

= $347.50

Example 2—Worst Performing Index Appreciates But Does Not Reach Upside Barrier Level

Underlying Index	Hypothetical Initial Index Level	Hypothetical Upside Barrier Level	Hypothetical Final Index Level	Hypothetical Index Performance
S&P 500® Index	2,000.00	2,200.00	2,400.00	20%
Russell 2000® Index*	1,100.00	1,210.00	1,155.00	5%

* Worst performing index in this example

In this example, the final index level of the worst performing index is greater than its initial index level but less than its upside barrier level. As a result, you would receive a positive return at maturity equal to the contingent fixed return percentage. Your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + the contingent fixed return amount

= $1,000 + $160.00

= $1,160.00

Example 3—Worst Performing Index Depreciates But Not By More Than Buffer Amount

Underlying Index	Hypothetical Initial Index Level	Hypothetical Upside Barrier Level	Hypothetical Final Index Level	Hypothetical Index Performance
S&P 500® Index*	2,000.00	2,200.00	1,800.00	–10%
Russell 2000® Index	1,100.00	1,210.00	1,045.00	–5%

* Worst performing index in this example

In this example, the final index level of the worst performing index is less than its initial index level by an amount that is less than the buffer amount of 20%. As a result, you would receive a positive return at maturity equal to the contingent fixed return percentage minus the product of the depreciation of the worst performing index and the downside multiplier. Your payment at maturity per security would be calculated as follows:

September 2015	PS-3

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

Payment at maturity per security = $1,000 + [$1,000 × (the index performance of the worst performing index × the downside multiplier)] + the contingent fixed return amount

= $1,000 + [$1,000 × (–10% × 0.8000)] + $160.00

= $1,000 + [–$80.00] + $160.00

= $1,000 + $80.00

= $1,080.00

Example 4—Worst Performing Index Depreciates By More Than Buffer Amount

Underlying Index	Hypothetical Initial Index Level	Hypothetical Upside Barrier Level	Hypothetical Final Index Level	Hypothetical Index Performance
S&P 500® Index*	2,000.00	2,200.00	600.00	–70%
Russell 2000® Index	1,100.00	1,210.00	1,265.00	15%

* Worst performing index in this example

In this example, the worst performing index depreciated from its initial index level to its final index level by more than the buffer amount of 20%. As a result, you would incur a loss on your investment and would lose 1% for every 1% by which that depreciation exceeds the buffer amount. Your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + [$1,000 × (the index performance of the worst performing index + 20%)]

= $1,000 + [$1,000 × (–70% + 20%)]

= $1,000 + [$1,000 × –50%]

= $1,000 + [–$500.00]

= $1,000 - $500.00

= $500.00

As this example illustrates, you may incur a significant loss on your investment in the securities if the worst performing index depreciates by more than the buffer amount, even if the better performing index has favorable performance. You will not benefit in any way from the performance of the better performing index.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with each underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	The securities are highly risky, and you may incur a significant loss on your investment in the securities. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing index from its initial index level to its final index level. If the worst performing index appreciates and its final index level is greater than its upside barrier level, you will incur a very substantial loss at maturity equal to the fixed upside loss percentage. Alternatively, if the worst performing index depreciates and its final index level is less than its initial index level by more than the buffer amount, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount. You should not invest in the securities unless you are willing and able to bear the risk of a significant loss on your investment.

▪	You may incur a significant loss on your investment in the securities regardless of whether the worst performing index appreciates or depreciates. The securities would perform most favorably if the final index level of the worst performing index remains within a limited range around its initial index level. If the worst performing index either appreciates beyond the upside barrier level or depreciates by more than the buffer amount, you will incur a loss on your investment in the securities. As a result,

September 2015	PS-4

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

you may incur a loss on your investment in either a bull market or a bear market for the worst performing index. You will realize a favorable return only if the market for the worst performing index is relatively neutral and does not move significantly in either one direction or the other.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities are subject to the risks of both underlying indices and will be negatively affected if either performs poorly, even if the other performs well. You are subject to risks associated with both underlying indices. If either underlying index depreciates by more than the buffer amount, you will incur a loss on your investment in the securities, even if the other underlying index performs favorably. The securities are not linked to a basket composed of the underlying indices, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing index.

▪	Investing in the securities is not equivalent to investing in the underlying indices, and your return on the securities may be significantly less than the return you could have achieved by investing directly in one or both of the underlying indices. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying index.

▪	Your payment at maturity depends on the closing levels of the underlying indices on a single day. Because your payment at maturity depends on the closing levels of the underlying indices solely on the valuation date, you are subject to the risk that the closing levels of the underlying indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the stocks that constitute the underlying indices or in another instrument linked to the underlying indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying indices, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlying indices, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

September 2015	PS-5

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and a number of other factors, including the price and volatility of the stocks that constitute the underlying indices, the correlation between the underlying indices, dividend yields on the stocks that constitute the underlying indices, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities does not constitute a recommendation of either underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the underlying indices or the stocks that constitute the underlying indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other activities of our affiliates may affect the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪	The levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying indices or in instruments related to the underlying indices and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to

September 2015	PS-6

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of either underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to either underlying index may affect the value of your securities. S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, or Russell Investment Group, as publisher of the Russell 2000® Index, may add, delete or substitute the stocks that constitute either underlying index or make other methodological changes that could affect the level of either underlying index. S&P Dow Jones Indices LLC or Russell Investment Group may discontinue or suspend calculation or publication of either underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index, including certain risks that are associated with an investment linked to the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on September 8, 2015 was 1,969.41.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 4, 2010 to September 8, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

September 2015	PS-7

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

S&P 500® Index – Historical Closing Levels January 4, 2010 to September 8, 2015

September 2015	PS-8

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Russell Indices—License with Russell” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on September 8, 2015 was 1,161.763.

The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 4, 2010 to September 8, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 4, 2010 to September 8, 2015

September 2015	PS-9

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $6.00 for each $1,000 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers a fixed selling concession of $6.00 for each $1,000 security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the

September 2015	PS-10

Citigroup Inc.
Market-Linked Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due Octoberr----, 2016

underlying indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

September 2015	PS-11